EXHIBIT 3.2

By-Law Amendments

(Effective September 17, 2003)

RESOLVED, that Article I, Section 3 of the By-Laws of the Corporation be, and it hereby is, amended in its entirety to read as follows:

SECTION 3. Notice of Meetings. Written notice of an annual meeting of the stockholders shall be mailed or delivered to each stockholder not less than ten (10) nor more than sixty (60) days prior to the meeting. Written notice of a special meeting of the stockholders shall be mailed or delivered to each stockholder not less than thirty (30) nor more than sixty (60) days prior to the meeting. Notice of any special meeting shall state in general terms the purpose or purposes for which the meeting is to be held. If mailed, such notice shall be deemed to have been given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Corporation.

RESOLVED, that the following be, and hereby is, added as Section 10 of Article I of the By-Laws of the Corporation:

SECTION 10. Stockholder Proposals. (a) Annual Meetings. (i) Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders shall be made at an annual meeting of stockholders (A) pursuant to the Corporation’s notice of such meeting, (B) by or at the direction of the Board of Directors or (C) by any stockholder of the Corporation who was a stockholder of record at the time of giving notice provided for in this Section 10, who is entitled to vote at such meeting and who complies with the notice procedures set forth in this Section 10.

(ii) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of subparagraph (a)(i) of this Section 10, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 60 th day nor earlier than the close of business on the 90 th day prior to the first anniversary of the preceding year’s annual meeting (except in the case of the 2004 annual meeting, for which such notice shall be timely if delivered in the same time period as if such meeting were a special meeting governed by subparagraph (b) hereof), provided that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90 th day prior to such annual meeting and not later than the close of business on the later of (x) the 60 th day prior to such annual meeting and (y) the close of business on the 10 th day following the date on which public announcement of the date of such meeting is first made by the Corporation. Such stockholder’s notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, (1) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner and (2) the class and number of shares of the Corporation that are beneficially owned and held of record by such stockholder and such beneficial owner.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the notice of such meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of such meeting (i) by or at the direction of the board of directors or (ii) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice of the special meeting, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 10. In the event a special meeting of stockholders is called for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the notice of meeting, if the stockholder’s notice required by subparagraph (a)(ii) of this Section 10 shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the 90 th day prior to such special meeting and not later than the close of business on the later of (x) the 60 th day prior to such special meeting and (y) the close of business on the 10 th day following the date on which public announcement of the date of such special meeting.

(c) General. (i) Only such persons who are nominated in accordance with the procedures set forth in this Section 10 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 10. Except as otherwise provided by law or these By-Laws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 10, and if any proposed nomination or business is not in compliance with this Section 10, to declare that such defective proposal or nomination shall be disregarded.

(ii) Notwithstanding the foregoing provisions of this Section 10, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 10 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.